UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 8, 2019 Date of Report (Date of earliest event reported)

HESKA CORPORATION (Exact name of Registrant as specified in its charter)
Delaware	000-22427	77-0192527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3760 Rocky Mountain Avenue Loveland, Colorado 80538 (Address of principal executive offices, including zip code)

(970) 493-7272 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On March 8, 2019, Heska Corporation, a Delaware corporation (the “Company”), announced that Mr. Mark F. Furlong has joined the Company’s Board of Directors (the “Board”) after the Company approved the increase in the size of the Board to eight directors, all in accordance with the Company’s amended and restated bylaws (the “Bylaws”). A copy of the press release announcing Mr. Furlong’s appointment is attached hereto as Exhibit 99.1 and incorporated by reference herein. Mr. Furlong will serve as a Class I director with his initial term expiring in 2019 in accordance with the Bylaws, and he has been appointed to serve as a member of the Board’s Audit and Corporate Governance Committees. He is expected to serve in such capacities until the Company’s next annual meeting of stockholders or until his earlier resignation or removal.

There are no arrangements or understandings between Mr. Furlong and any other person in connection with his appointment to the Board, and there are and have been no transactions since January 1, 2018, or any currently proposed transaction, in which the Company was or is to be a participant in excess of $120,000 and in which Mr. Furlong had or will have a direct or indirect material interest. Mr. Furlong’s compensation for service as a non-employee director will be consistent with that of the Company’s other non-employee directors.

Item 9.01     Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Exhibit Description

99.1	Press release dated March 8, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION, a Delaware corporation

Dated: March 8, 2019	By: /s/ Jason A. Napolitano Jason A. Napolitano Chief Operating Officer and Chief Strategist

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 8, 2019